Exhibit 10.6

SARA LEE CORPORATION

EXECUTIVE MANAGEMENT LONG-TERM INCENTIVE PROGRAM

(FY07-09 EMLTIP [or the “Program”])

Grant Notice and Agreement

(“Participant”)

This Performance-Based Restricted Stock Unit (PSU) Grant Notice and Agreement made this August 31, 2006 (“Award Date”), by Sara Lee Corporation, a Maryland corporation (“Company”) to Participant is evidence of an award made under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this Grant Notice and Agreement by reference. A copy of the Plan and the “Program Description” have been provided to the Participant and are also available from the Sara Lee Corporate Compensation Department.

1. Performance-Based Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in the FY07-09 EMLTIP Program Description, the Plan and this Grant Notice and Agreement, the Company hereby awards to the Participant as of the Award Date

             Performance Stock Units (PSUs)

which are considered Stock Awards under the Plan. These PSUs will remain restricted until the Vesting Date. The vesting of this award is based both upon the Participant’s continued service and the Company’s performance during the Performance Cycle, as detailed in the Program Description, and therefore the actual number of PSUs ultimately released, if any, is determined at the end of the Performance Cycle. Prior to the Vesting Date, the PSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

Acceptance of Terms and Conditions. By electronically acknowledging and accepting this Award, the Participant agrees to be bound by the terms and conditions contained in this Grant Notice and Agreement, the Plan and the Program and any and all conditions established by the Company in connection with Awards issued under the Plan and the Program, and understands that this Award neither confers any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, nor does it give rise to any cause of action at law or in equity against the Company. In order to vest in the Award described in this Grant Notice and Agreement, the Participant must have accepted this Award.

2. Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan and the Program, Dividend Equivalents payable on the PSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Sara Lee Corporation common stock.

3. Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. Any cash from Dividend Equivalents remaining after withholding taxes are paid will be paid in cash to the Participant. The net number of shares of Sara Lee Corporation stock to be distributed will be delivered to the Participant’s electronic stock plan account as soon as practicable after the Vesting Date. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Participant is personally responsible for the proper reporting and payment of all taxes related to this distribution.

4. Election to Defer Distribution. If the distribution is subject to U.S. tax law, the Participant may elect to defer the distribution of the PSUs. Such election must be received by the Company in the form required by the Company no later than 12 months prior to the Vesting Date and is contingent upon the Company’s allowing deferrals into the Sara Lee Corporation Executive Deferred Compensation Plan at that time. The deferral, if elected, will result in the transfer of the PSUs into the Company’s Executive Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the PSUs would have otherwise been distributed. The Executive Deferred Compensation

Plan rules will govern the administration of this Award beginning on the date the PSUs are credited to the Executive Deferred Compensation Plan.

5. Death, Total Disability or Retirement. If the Participant ceases active employment with the Company, because of the Participant’s death or permanent and total disability (as defined under the appropriate disability benefit plan, if applicable), the Award will continue to vest and be distributed to the Participant’s estate at the same time as it is to other Participants. In the case of the Participant’s attaining age 55 or older and, if the Participant has at least 10 years of service with the Company when the Participant’s employment terminates or attains age 65, regardless of service, the Award will continue to vest after the Participant’s termination. These provisions apply only to Awards under this grant; other types of Awards may have different provisions.

6. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination. The following provisions apply only to the Award granted herein; other types of Awards may have different provisions

(a) Involuntary Termination. If the Participant’s employment with the Company is terminated and the Participant is eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Company (collectively, a “Severance Event Termination”), the Participant must have completed at least twelve full months of active service during the Performance Cycle to be eligible to receive a pro-rated distribution based upon the Participant’s active service and the Company’s performance results. If the twelve months of active service requirement is not met, all the PSUs under this grant will be canceled.

In the event the Participant’s employment with the Company is terminated as a result of the sale, closing or spin-off of a division, business unit, segment or other component of the Company, PSUs will continue to vest during the Performance Cycle and are subject to pro-ration only for performance results. This provision does not apply with respect to any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If the Participant’s employment terminates for reasons other than those described above (i.e., the Participant voluntarily terminates employment with the Company or the Participant’s employment is terminated by the Company and the Participant is not eligible for severance pay under any of the Company’s severance plans), then this Award shall be canceled on the date of the Participant’s termination of employment.

7. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if the Participant engages in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this Award, to the extent it remains restricted, shall terminate automatically on the date on which the Participant first engaged in such wrongful conduct, (ii) if the misconduct occurred within six months of a PSU Vesting Date, the Participant shall pay to the Company in cash any financial gain the Participant realized from the vesting of the PSU, and (iii) if the misconduct occurred after the PSU has been deferred in the Sara Lee Corporation Executive Deferred Compensation Plan and prior to the deferred Vesting Date, if applicable, the Participant shall forfeit the deferred PSU and this Award shall terminate automatically on the date on which the Participant first engaged in such wrongful conduct. For purposes of this section, financial gain shall equal, the fair market value of the Common Stock on the Vesting Date, multiplied by the number of PSUs actually distributed pursuant to this Award, reduced by any taxes paid in countries other than the United States (which taxes are not otherwise eligible for refund from the taxing authorities). By accepting this PSU, the Participant consents to and authorizes the Company to deduct from any amounts payable by the Company to the Participant, any amounts the Participant owes to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against the Participant for breach of this Agreement.

8. Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to any PSUs until and unless ownership of such PSUs have been transferred to the Participant.

9. Conformity with the Plan. This award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Any inconsistencies between this Grant Notice and Agreement, the Plan or the Program will be resolved in accordance with the terms of the Plan. By the Participant’s acceptance of this Grant Notice and Agreement, the Participant agrees to be bound by all of the terms of this Grant Notice and Agreement, the Plan and the Program.

10. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the Participant’s interpretation, construction or application of the Plan, this Grant Notice and Agreement or the Program will be determined and resolved by the Compensation and Employee Benefits Committee of the Company’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

11. Employment Rights. Nothing in the Plan, this Grant Notice and Agreement or the Program confers on any Participant any right to continue in the employ of the Company or in any way affects the Company’s right to terminate the Participant’s employment without prior notice any time for any reason.

12. Consent to Transfer Personal Data. By accepting this Award, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about the Participant, that may include the Participant’s name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, curriculum vitae, resume, wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan or Program. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant’s ability to participate in the Plan.

13. Miscellaneous.

(a) Modification. This PSU grant is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of PSUs granted and the conditions of this grant. The Committee may amend or modify this PSU grant in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such PSUs, provided that no such amendment or modification shall impair the Participant’s rights under this Agreement without the Participant’s consent. Except as in accordance with the two immediately preceding sentences and paragraph 13, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. The Participant and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and the Participant agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14. Amendment. Notwithstanding anything in the Plan, the Program or this Grant Notice and Agreement to the contrary, this award may be amended by the Company without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.

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